Exhibit 99.1
Nextdoor, the neighborhood network, soon to become publicly traded following the close of its merger with Khosla Ventures Acquisition Co. II
•Nextdoor Class A common stock expected to be listed on the NYSE on November 8, 2021 under the ticker symbol “KIND”
•Gross proceeds from the transaction of $674 million from fully committed $270 million PIPE and $404 million of cash held in trust
SAN FRANCISCO and MENLO PARK, CA, November 5, 2021 — Nextdoor, Inc. (“Nextdoor”), the neighborhood network, and Khosla Ventures Acquisition Co. II (Nasdaq:KVSB) (“KVSB”), a special purpose acquisition company sponsored by an affiliate of Khosla Ventures, LLC (“Khosla Ventures”), today completed their previously announced transaction to take Nextdoor public. The combined company is expected to start trading on The New York Stock Exchange (“NYSE”) on November 8, 2021 under the new ticker symbol “KIND” for Nextdoor Class A common stock.
Nextdoor’s purpose is to cultivate a kinder world where everyone has a neighborhood they can rely on. Nextdoor connects neighbors to those nearby — neighbors, businesses, and public services — creating a highly engaged, hyperlocal network, building meaningful connections both online and offline. Now in over 280,000 neighborhoods globally, this transaction will enable Nextdoor to continue bringing all stakeholders of the neighborhood together to get things done locally and build thriving communities.
“We are thrilled to have completed our combination with KSVB and to be listing on the NYSE under the ticker “KIND”. Through the KVSB trust proceeds and the fully committed private placement, we raised $674 million that will help us to fund long-term growth at scale and enable  our purpose of cultivating a kinder world where everyone has a neighborhood to rely on,” said Nextdoor CEO Sarah Friar. “We chose “KIND” as our NYSE ticker as kindness is core to Nextdoor’s purpose. At Nextdoor, we want to give neighbors ways to connect and be kind to each other, online and in real life. We believe a little kindness goes a long way towards making life easier, neighborhoods stronger, and the world a better place.”
“Nextdoor is a cutting-edge, category-defining company with tremendous growth potential. Importantly, their strong management team remains deeply committed to their purpose to cultivate a kinder world. We are proud to be listing on the NYSE under the ticker “KIND”, and we look forward to continuing our partnership and accelerating Nextdoor’s growth as a public company,” said Vinod Khosla, Founder of KVSB and Managing Director of Khosla Ventures.
Advisors
Morgan Stanley & Co. LLC (“Morgan Stanley”) and Evercore Group L.L.C. (“Evercore”) served as joint-lead financial advisors to Nextdoor and placement agents to institutional investors for the PIPE to KVSB. Goldman Sachs & Co. LLC and Citigroup Global Markets Inc. served as financial advisors to KVSB. Fenwick & West LLP served as legal counsel to Nextdoor. Latham & Watkins LLP served as legal counsel to KVSB. Simpson Thacher & Bartlett LLP acted as legal counsel to Morgan Stanley and Evercore as placement agents to institutional investors to KVSB.

About Nextdoor, Inc.
Nextdoor is where you connect to the neighborhoods that matter to you so you can belong. Our purpose is to cultivate a kinder world where everyone has a neighborhood they can rely on. Neighbors around the world turn to Nextdoor daily to receive trusted information, give and get help, get things done, and build real-world connections with those nearby — neighbors, businesses, and public services. Today, neighbors rely on Nextdoor in more than 280,000 neighborhoods across 11 countries. In the U.S., nearly 1 in 3 households uses the network. Nextdoor is based in San Francisco. For additional information and images: nextdoor.com/newsroom.
About KVSB
KVSB was a special purpose acquisition company sponsored by affiliates of Khosla Ventures. Khosla Ventures manages a series of venture capital funds that make early-stage venture capital investments and provide strategic advice to entrepreneurs building companies with lasting significance. The firm was founded in 2004 by Vinod Khosla, co-founder of Sun Microsystems. Khosla Ventures has over $14 billion dollars of assets under management and focuses on a broad range of sectors including artificial intelligence, agriculture/food, consumer, enterprise, financial services, health, space, sustainable energy, robotics, VR/AR and 3D printing. Collectively, Khosla Ventures portfolio of investments has created nearly half a trillion dollars in market value.
Forward-Looking Statements
This communication contains certain forward-looking statements within the meaning of the federal securities laws with respect to the transaction between Nextdoor and KVSB, including statements regarding Nextdoor’s business strategy, plans and objectives of management for future operations, including as they relate to the anticipated effects of the business combination and the listing of shares of Nextdoor on The New York Stock Exchange. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this communication. You should carefully consider the risks and uncertainties described in the “Risk Factors” section of KVSB’s proxy statement/prospectus filed by KVSB with the Securities and Exchange Commission (“SEC”) on October 21, 2021, and other documents filed by Nextdoor from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Nextdoor assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Nextdoor gives no assurance that it will achieve its expectations.
Contacts
Nextdoor Media Relations: press@nextdoor.com
Nextdoor Investor Relations: ir@nextdoor.com or visit investors.nextdoor.com
Khosla Ventures: information@khoslaventures.com